Exhibit 5

January 8, 2015

Golden Enterprises, Inc.
One Golden Flake Drive
Birmingham, AL  35205

Ladies and Gentlemen:

We have acted as counsel to Golden Enterprises, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to up to 750,000 shares (the "Shares") of the Company's common stock, par value $0.66 2/3 per share, that may be issued under the Company's 2014 Long Term Incentive Plan (the "Plan").

We have examined such documents and made such other investigation as we have deemed appropriate to render the opinion set forth below. As to matters of fact material to our opinion, we have relied, without independent verification, on certificates, authenticity of signatures, authority of persons signing on behalf of parties thereto, execution and delivery of all documents and other inquiries of officers of the Company.

The opinion expressed below is limited to the laws of the State of Alabama, general corporate law of the State of Delaware, and the federal laws of the United States of America.

Based upon the foregoing, we are of the opinion that the Shares will, when issued, delivered, and paid for in accordance with the Plan, be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Spain & Gillon, LLC

Spain & Gillon, LLC

Exhibit Page 1